Exhibit 14.1

Appendix D

Code of Ethics

&

Code of Business Conduct and Ethics

CODE OF ETHICS

Section I:	Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by each of the New Mountain Finance Corp. (“NMFC”), New Mountain Guardian III BDC, L.L.C (“Guardian III”), NM SLF I, Inc. (“SLF”) and [New Mountain Guardian IV BDC, L.L.C (“Guardian IV”)] (collectively, “the Companies”, and individually or interchangeably “the Company”) (and any company controlled by the Company) and New Mountain Finance Advisers BDC, L.L.C.  (the “Adviser”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and, in the case of the Adviser, Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). All Access Persons (as defined below) are expected to adhere to the principles set forth below as well as to comply with all of the specific provisions of this Code that are applicable to them.

The purpose of this Code is to reflect the following: (1) an Access Persons’ fiduciary duty to place the interests of the Company and its shareholders first; (2) the requirement that all Access Persons conduct their personal securities transactions in such a manner as to avoid any actual or potential conflict of interest, any abuse of an Access Person’s position of trust and responsibility, or otherwise raise fiduciary or antifraud issues; and (3) the fundamental standard that an Access Person should not take inappropriate advantage of his or her position with the Company or the Adviser.

Section II:	Definitions

(A)            “Access Person(s)” means any Advisory Person (as defined below) of the Company and the Adviser unless the context specifically limits the definition to an Access Person of either the Company or the Adviser.

(B)            An “Advisory Person” of the Company or the Adviser means: (i) any director, officer, manager or employee of the Company or the Adviser, or any other person who occupies a similar position in or performs a similar function for the Company or the Adviser, or any company in a Control (as defined below) relationship to the Company or the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Company or the Adviser who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company.

(C)            “Automatic Investment Plan” means a program in which regular periodic purchases or (withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  Specifically, an Automatic Investment Plan includes the Company’s dividend reinvestment plan.

(D)            “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security.  Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

(E)            “Board” means the Board of Directors of the Company.

(F)            “Chief Compliance Officer” means the Chief Compliance Officer of the Company and the Adviser.

(G)            “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(H)            “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, to wit: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the 1940 Act.  References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”).  Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(I)            “Independent Director” means a director of the Company (“Director”) who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

(J)            “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(K)            “Investment Personnel” of the Company or the Adviser means: (i) any employee of the Company or the Adviser (or of any company in a Control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company; and (ii) any natural person who controls the Company or the Adviser and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

(L)            “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(M)            “Restricted List Security” means any Covered Security that meets the definition of Security Held or to be Acquired.

(N)            “Security Held or to be Acquired” by the Company means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Company; or (B) is being or has been considered by the Company or the Adviser for purchase by the Company; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Section II (N)(i).

(O)            “17j-1 Organization” means the Company or the Adviser, as the context requires.

Section III:	Objective and General Prohibitions

Access Persons may not engage in any investment transaction under circumstances in which the Access Person benefits from or interferes with the purchase or sale of investments by the Company.  In addition, Access Persons may not use information concerning the investments or investment intentions of the Company, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Company.  In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Company, or any affiliated person of the Adviser, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Company to:

(i)            employ any device, scheme or artifice to defraud the Company;

(ii)            make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they are made, not misleading;

(iii)            engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Company; or

(iv)            engage in any manipulative practice with respect to the Company.

Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Subject to the general provisions contained in this Code, and in particular Section IV below, an Access Person may purchase or otherwise acquire direct or indirect Beneficial Ownership of a Covered Security, and may sell or otherwise dispose of a Covered Security in which he or she has direct or indirect Beneficial Ownership, so long as such Covered Security is not a Restricted List Security, and so long as he or she does not know, or should not have known, at the time of entering into the transaction that: (1) the Company has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) the Adviser has within the last 15 calendar days considered purchasing or selling the Covered Security for the Company or within the next 15 calendar days intend to consider purchasing or selling the Covered Security for the Company.

Section IV:	Prohibited Transactions

(a)            An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Restricted List Security and may not sell or otherwise dispose of any Restricted List Security in which he or she has direct or indirect Beneficial Ownership.

(b)            Investment Personnel of the Company or the Adviser must obtain pre-approval from the Company or the Adviser, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.  Such approval must be obtained from the Chief Compliance Officer, unless he is the person seeking such approval, in which case it must be obtained from the Chief Executive Officer of the 17j-1 Organization by completing a Pre-Clearance Requests form on ComplySci.

(c)            No Access Person shall recommend any transaction in any Covered Securities by the Company without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

Section V:	PROCEDURES TO IMPLEMENT CODE OF ETHICS

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist the Company in preventing, detecting, and imposing sanctions for violations of this Code.  Every Access Person must follow these procedures.  Questions regarding these procedures should be directed to the Chief Compliance Officer.

(A)	Applicability

All Access Persons are subject to the reporting requirements set forth in Section V(B) below, except:

(i)	an Access Person need not make any report with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or Control;

(ii)	an Independent Director, who would be required to make a report solely by reason of being a Director, need not make:

(1)	an Initial Holdings Report or an Annual Holdings Report, under any circumstance; and

(2)	a Quarterly Securities Transaction Report, unless the Independent Director knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that during the 15-day period immediately before or after such Independent Director’s transaction in a Covered Security, the Company purchased or sold the Covered Security, or the Company or the Adviser considered purchasing or selling, or recommending the purchase or sale of, the Covered Security;

(iii)	an Access Person need not make a “Quarterly Securities Transaction Report” (as set forth in subsection (B)(2) of this Section V below) if the report would duplicate information contained in broker trade confirmations or account statements received by the Company or the Adviser with respect to the Access Person in the time required by subsection (B)(2) of this Section V, if all of the information required by subsection (B)(2) of this Section V is contained in the broker trade confirmations or account statements, or in the records of the Company or the Adviser, as specified in subsection (B)(4) of this Section V;

(iv)	an Access Person of the Adviser need not make any report if all of the information in such report would duplicate information required to be recorded pursuant to Rules 204-2(a)(12) or (13) under Advisers Act; or

(v)	an Access Person need not make a “Quarterly Securities Transaction Report” (as set forth in subsection (B)(2) of this Section V) with respect to transactions effected pursuant to an Automatic Investment Plan.

(B)	Reporting Requirements

(1)	Initial Holdings Report

An Access Person must file an “Initial Holdings Report” no later than 10 days after that person became an Access Person by completing the Initial Holdings form on ComplySci.  The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The Initial Holdings Report shall be submitted on ComplySci, or such other form approved by the Chief Compliance Officer, and must:

(i)            contain the title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(ii)            identify any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)            indicate the date that the report is filed with the Designated Person.

(2)	Quarterly Transaction Reports

No later than 30 days after the end of each calendar quarter, each Access Person shall, as set forth below, make a written report to the Chief Compliance Officer with respect to (1) any transaction during the quarter in a Covered Security in which he or she had any Beneficial Ownership; and (2) any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.  A “Quarterly Securities Transaction Report” shall be submitted through ComplySci, or such other form approved by the Chief Compliance Officer.

(a)            With respect to any transaction made during the reporting quarter in a Covered Security in which such Access Person had any direct or indirect Beneficial Ownership, the Quarterly Securities Transaction Report must contain:

(i)            the transaction date, title, exchange ticker symbol or CUSIP number, interest date and maturity date (if applicable), the number of shares and the principal amount of each Covered Security;

(ii)            the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)            the price of the Covered Security at which the transaction was effected;

(iv)            the name of the broker, dealer or bank through which the transaction was effected; and

(v)            the date that the report is submitted by the Access Person.

(b)            With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the Quarterly Securities Transaction Report must contain:

(i)            the name of the broker, dealer or bank with whom the Access Person established the account;

(ii)            the date the account was established; and

(iii)            the date that the report is submitted by the Access Person.

(3)	Annual Holdings Report

An Access Person must file an “Annual Holdings Report” no later than 30 days after the end of a calendar year.  The Annual Holdings Report shall be submitted through ComplySci, or such other form approved by the Chief Compliance Officer.  The Annual Holdings Report must contain the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(i)            the title, type, exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

(ii)            the name of any broker, dealer or bank in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and

(iii)            the date the Annual Holdings Report is submitted.

(4)	Brokerage Account Statements

All brokerage accounts must be linked to ComplySci. However, with prior approval form the Chief Compliance Office, and on a case by case basis, in lieu of providing a Quarterly Securities Transaction Report, an Access Person may direct his or her broker, dealer or bank to provide to the Chief Compliance Officer copies of periodic statements for all investment accounts in which they have Beneficial Ownership that provide the information required in a Quarterly Securities Transaction Report, as set forth in subsection (B)(2) of this Section V.  Such statements from an Access Person’s broker must be received by the Chief Compliance Officer no later than 30 days after the end of each calendar quarter.

(C)	Responsibility to Report

It is the responsibility of each Access Person to take the initiative to comply with the requirements of Section V of the Code.  Any effort by the Company, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility.

(D)	Where to File Reports

All Initial Holdings Reports, Quarterly Securities Transaction Reports, Annual Holdings Reports and statements from an Access Person’s broker must be linked and filed through an electronic filing on ComplySci unless a written to the electronic statement requirement has been granted by Compliance.

(E)	Disclaimer of Beneficial Ownership

Any report required under Section V of the Code may contain a statement that the report shall not be construed as an admission by the person submitting such duplicate confirmation or account statement or making such report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI: Additional Prohibitions

(A)	Confidentiality of the Company’s Transactions

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the Company shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis.  It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the directors of the Company.

(B)	Outside Business Activities and Directorships

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Company.  Similarly, no such outside business activities may be inconsistent with the interests of the Company.  All directorships of public or private companies held by Access Persons shall be reported to Compliance.

(C)	Gratuities

Company Personnel shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, company, association or other entity other than such person’s employer that does business, or proposes to do business, with the Company.

Section VII: Annual Certification

(A)	Access Persons

Access Persons who are directors, managers, officers or employees of the Company or the Adviser shall be required to certify annually that they have complied with the requirements of this Code

(B)	Board Review

No less frequently than annually, the Company and the Adviser must furnish to the Board, and the Board must consider, a written report that:

(i)            describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and

(ii)            certifies that the Company or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII:	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code.  The sanctions to be imposed shall be determined by the Board, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Adviser (or of a company that Controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or a person that Controls the Adviser).  Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Company and the more advantageous price paid or received by the offending person.

Section IX:	Administration and Construction

(A)	Administration of the Code

The administration of this Code shall be the responsibility of the Chief Compliance Officer.

(B)	Duties of the Chief Compliance Officer

The duties of the Chief Compliance Officer are as follows:

(1)	Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or of any company that Controls the Adviser, and informing all Access Persons of their reporting obligations hereunder;

(2)	On an annual basis, providing all Access Persons a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3)	Maintaining or supervising the maintenance of all records and reports required by this Code;

(4)	Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Company;

(5)	Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(6)	Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the Board;

(7)	Submission of a written report to the Board, for each of the Company and the Adviser, as set forth in Section VII (B) above.

(C)	Records

The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization, the following records:

(1)	A copy of all codes of ethics adopted by the Company or the Adviser, and its affiliates, as the case may be, pursuant to Rule 17j-1 of the 1940 Act that have been in effect at any time during the past five (5) years;

(2)	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(3)	A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(4)	A copy of each report made by the Chief Compliance Officer to the Board for two (2) years from the end of the fiscal year of the Company in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(5)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics, or who are or were responsible for reviewing such reports;

(6)	A copy of each report required by Section VII (B) above for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(7)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)	Amendment of the Code

This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

CODE OF BUSINESS CONDUCT AND ETHICS

o	INTRODUCTION

Ethics are important to the Funds and their Board. The Funds are committed to the highest ethical standards and to conducting their business with the highest level of integrity. All officers, directors and employees of the Funds are responsible for maintaining this level of integrity and for complying with the policies contained in this code of business conduct and ethics (the “Funds’ Code”). For purposes of the Funds’ Code, “Employees” mean employees of New Mountain Capital, L.L.C. who spend some or all of their time assisting in the efforts of the Administrator or the Adviser with respect to the Funds’ operations and any employees of the Funds or its subsidiaries.

This Code is adopted pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (the “Act”), and applicable NASDAQ rules to encourage the Funds’ officers, directors and employees (collectively, “Personnel”) to act in a manner consistent with the Act and the NASDAQ rules and in furtherance of the highest principles of ethical conduct. A copy of the Funds’ Code will be posted on the Fund’s corporate website, if applicable.

o	PURPOSES OF THE CODE

The purposes of the Funds’ Code are:

•	to promote honest and ethical conduct by the Funds’ Personnel, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	to assist the Funds’ Personnel in recognizing and avoiding conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	to promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the SEC or the NASDAQ, and in other public communications made by the Funds;

•	to promote compliance with applicable laws, rules and regulations;

•	to encourage prompt internal reporting to an appropriate person of violations of the Funds’ Code; and

•	to establish accountability for adherence to the Funds’ Code.

o	QUESTIONS ABOUT THE CODE

The Funds’ CCO designated to oversee compliance with the Code of Ethics and Personal Trading Policy that was adopted by New Mountain shall serve as compliance officer for the implementation and administration of the Funds’ Code. Questions about the Funds’ Code should be directed to the CCO.

o	CONDUCT GUIDELINES

The Funds have adopted the following guidelines under which the Funds’ Personnel must perform their official duties and conduct the business affairs of the Funds.

•	Ethical and Honest Conduct

The Funds’ Personnel must act with honesty and integrity to avoid violations of the Funds’ Code and promote ethical behavior in the work environment.

•	Conflicts of Interest

The Funds will be externally managed and advised by the Adviser. Certain of the Funds’ Personnel also serve as officers of the Adviser. The Adviser, either directly or through its affiliates, furnishes advisory services to clients, in addition to the Funds. The Adviser has adopted policies and procedures that address, among other things, the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest, which policies and procedures are designed to ensure that all client accounts, including the Funds, are treated equitably over time.

The Funds’ Personnel must avoid any conflict, or the appearance of a conflict, between personal interests and the Fund’s interests. A conflict exists when personal interests in any way interfere with the Fund’s interests, or when an employee takes any action or have any interest that may make it difficult for them to perform their job objectively and effectively. For example, a conflict of interest probably exists if:

•	Personnel causes the Funds or the Adviser to enter into business relationships with themselves or member of their family, or invest in companies affiliated with themselves or a member of their family;

•	Personnel uses any nonpublic information about the Funds or the Adviser, their customers or their other business partners for the Personnel’s personal gain, or the gain of a member of their family; or

•	Personnel uses or communicates confidential information obtained in the course of their work for their or another’s personal benefit.

Pursuant to the Funds’ Code, the Funds’ Personnel must disclose to the CCO all actual or apparent conflicts of interest that the Funds’ Personnel may have with the Funds that could reasonably be expected to give rise to a violation of the Funds’ Code.

If it is impractical to disclose the matter to the CCO, it should be disclosed to the Funds’ CEO, Chairman or another member of the Board. If the Funds’ Personnel are unsure of whether a particular fact pattern gives rise to a conflict of interest or whether a particular transaction or relationship is “material,” the matter should be brought to the attention of the CCO.

•	Internal Controls and Disclosure of Information

The Funds’ Personnel must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the reports that the Funds file with the SEC. To that end, the Funds’ Personnel must provide information to the Funds’ service providers (Adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely and comprehensible. Further, the Funds’ Personnel must report to the CCO any untrue statement of material fact and any omission of material fact that affect the disclosures made by the Funds in their periodic reports, and must report any information concerning (a) significant deficiencies in the design or operation of disclosure and internal controls which could adversely affect the Funds’ ability to record, process, summarize, and report financial data, or (b) any fraud, material or not, that involves the Funds’ internal controls.

•	Compliance with Laws

The Funds’ Personnel must comply with all state and federal securities laws, and other laws and rules applicable to the Funds, such as the Internal Revenue Code. New Mountain has a separate insider trading policy with which the Fund’s Personnel must comply.

•	Confidentiality of Information

The Funds’ Personnel must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Funds to disclose such information or where disclosure is otherwise legally mandated. Confidential information acquired in the course of work may not be used by the Funds’ Personnel for personal advantage.

•	Standards for Recordkeeping

The Funds’ Personnel must at all times endeavor to ensure that the Funds’ financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and the Funds’ Code.

•	Corporate Opportunities

All Personnel have a duty to advance the legitimate interests of the Funds when the opportunity to do so presents itself. Therefore, they may not:

•	take personally opportunities, including investment opportunities, discovered through the use of their position with the Funds or through the use of any of the Funds’ property or information;

•	use any Funds’ property, information, or position for personal gain or the gain of a family member; or

•	compete, or prepare to compete, with the Funds.

•	Fair Dealing

All Personnel have a duty to deal fairly with the Funds’ clients, suppliers, business partners, or any other companies or individuals with whom the Funds do business or come into contact with, including fellow directors, officers, and employees of affiliated entities and competitors. Personnel may not take advantage of these or any other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

I.            Protection and Proper Use of Funds’ Assets

The Funds’ assets are to be used only for legitimate business purposes. You should protect our assets and ensure that they are used efficiently. Incidental personal use of telephones, fax machines, copy machines, personal computers, and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and it is not related to an illegal activity or any outside business.

o	WAIVERS OF THIS CODE

Any amendment or waiver of the Funds’ Code for an executive officer or member of the Board of the Funds must be made by their respective Board and disclosed within four (4) business days following such amendment or waiver by distributing a press release, providing website disclosure, or by filing a current report on Form 8-K with the SEC.

All other Personnel may request a waiver of a provision of the Funds’ Code by submitting a request in writing to the CCO for review. An executive officer of the Funds, or another appropriate person (such as a designated Board or Audit Committee member), will decide whether to grant a waiver and such decision, when subject to the Exchange Act, must be disclosed. A log of all waivers to the Funds’ Code made pursuant to this section shall be maintained by the CCO.

o	AFFIRMATION OF THE CODE

Upon adoption of the Funds’ Code, the Funds’ Personnel must certify via a certification form that will be disseminated and recorded through the ComplySci system, that they have received the Funds’ Code, and annually thereafter must affirm that they have complied with the requirements of the Funds’ Code. To the extent necessary, the CCO will provide guidance on the conduct required by the Funds’ Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

o	REPORTING VIOLATIONS

In the event that the Funds’ Personnel discover or, in good faith, suspect a violation of the Funds’ Code, the Funds’ Personnel is obligated to immediately report the suspected violation to the CCO. The Funds’ Personnel who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible. The CCO or a designee shall maintain a log of suspected violations and the results of any investigations resulting therefrom.

o	VIOLATIONS OF THE CODE

Dishonest or unethical conduct, or conduct that is illegal, constitutes a violation of this Code. A violation of the Funds’ Code may result in disciplinary action, including termination of employment and/or removal as an officer of the Funds and/or referral to appropriate regulatory authorities.